Exhibit 99.1

FS Bancorp, Inc. Reports Record 2020 Results Including $39.3 Million of Net Income or $8.97 Per Diluted Share, and a 24% Increase in Its Dividend to $0.26 for the Thirty-Second Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – January 28, 2021 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2020 total net income of $39.3 million, or $8.97 per diluted share, compared to $22.7 million, or $5.01 per diluted share for the same period last year. Fourth quarter net income was $11.4 million, or $2.60 per diluted share, compared to $5.9 million, or $1.30 per diluted share in the comparable quarter one year ago.

“Despite the extraordinary circumstances of the COVID-19 pandemic, FS Bancorp, Inc. has experienced our most productive year of operations since opening our doors. We greatly appreciate our employees who have demonstrated their community commitment by providing banking services and assistance despite the challenges caused by the pandemic,” stated Joe Adams, CEO. “We are pleased to announce that our Board of Directors has approved an increase of $0.05 for our thirty-second consecutive quarterly cash dividend to $0.26. The quarterly dividend of $0.26 will be paid on February 25, 2021, to shareholders of record as of February 11, 2021.”

CFO Matthew Mullet noted, “We are ready to participate in the second round of the Paycheck Protection Program and remain ready to assist customers that may require COVID-19 related loan assistance. Our asset quality ratios remain relatively low, however, we proactively increased the provision for loan losses to $13.0 million during 2020 in response to the unknown impact of the pandemic on our lending portfolio. We also achieved 20.2% deposit growth and 16.4% loan growth in 2020. Lastly, we repurchased 252,145 shares, paid $3.6 million in dividends, and increased capital by $29.8 million.”

Updated response to the novel coronavirus of 2019 (“COVID-19”) pandemic:

The Company is following the Federal Housing Finance Agency guidelines for forbearance, foreclosure relief, and late payment reporting for the COVID-19 pandemic on all serviced loans and a modified format for portfolio loans. For portfolio loans, the primary method of relief is to allow the borrower up to 90-days of interest only payments and/or loan payment deferments, and, on a more limited basis, waived interest, late fees, or interest only loan payments and suspended foreclosure proceedings. As of December 31, 2020, the amount of portfolio loans under payment/relief agreements includes commercial real estate loans of $20.8 million, commercial business loans of $10.6 million, a portfolio one-to-four-family loan of $308,000, and consumer loans of $392,000. Of these loans, $25.4 million (79%) are making interest only payments. Additional detail is provided below in the “Credit Quality” discussion.

During the fourth quarter of 2020, we continued our participation in the U.S. Small Business Administration’s (“SBA”) initial Paycheck Protection Program (“PPP”). For borrowers in the communities we serve, the Company continues to service 423 PPP loans totaling $62.1 million as of December 31, 2020. During the fourth quarter of 2020, 66 PPP loans totaling $12.0 million were submitted for approval and forgiven by the SBA. Recent legislation reopened the PPP through March 31, 2021, by authorizing $284.5 billion in funding for eligible small businesses and non-profits. In January 2021, the Bank began accepting and processing loan applications under this second PPP program and will continue working with our customers to assist them with accessing other borrowing options, including SBA and other government sponsored lending programs.

FS Bancorp Q4 Earnings
January 28, 2021

All of our branches are open and we continue to remain flexible as to branch operations based on the guidance provided for the communities in which we operate. The majority of our employees continue to work remotely, where feasible.

2020 Fourth Quarter and Year End Highlights

●	Net income increased 72.8% to $39.3 million for the year ended 2020, compared to $22.7 million for the same period one year ago. Quarter over linked quarter net income decreased 10.6% to $11.4 million, compared to $12.7 million at September 30, 2020, and quarter over comparable quarter net income increased 92.0% compared to $5.9 million at December 31, 2019;
●	In response to the COVID-19 pandemic and its continued adverse economic impact and due to additional loan growth, the provision for loan losses was $1.6 million this quarter and $3.1 million in the previous quarter, compared to $647,000 for the same quarter one year ago;
●	Total gross loans increased $54.8 million during the quarter to $1.57 billion at December 31, 2020, compared to $1.52 billion at September 30, 2020, and $1.35 billion at December 31, 2019;
●	Purchase home lending closings increased 31.9% year over year to $731.8 million in 2020 from $554.8 million in 2019 while refinances increased 239.1%, to $1.14 billion from $336.6 million during the same time period;
●	Noninterest bearing checking increased $9.6 million during the quarter to $348.4 million and $88.3 million for the year ending December 31, 2020, compared to $338.8 million at September 30, 2020, and $260.1 million at December 31, 2019;
●	The allowance for loan and lease losses (“ALLL”) to gross loans receivable (excluding loans held for sale (“HFS”)) for the fourth quarter of 2020 was 1.66%, up from 1.63% in the previous quarter and 0.98% for the same quarter one year ago. The adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans, was 1.73% at December 31, 2020 (See “Non-GAAP Financial Measures”);
●	FS Bancorp, Inc. redeemed all $10.0 million of its 6.5% subordinated debt on January 4, 2021, at par with excess liquidity created by 2020 earnings; and
●	The Bank’s Community Bank Leverage Ratio (“CBLR”) was 10.9% at December 31, 2020.

Asset Summary

Total assets increased $58.6 million, or 2.9%, to $2.11 billion at December 31, 2020, compared to $2.05 billion at September 30, 2020, and increased $400.2 million, or 23.4%, from $1.71 billion at December 31, 2019.  The quarter over linked quarter increase in total assets was primarily due to increases in total cash and cash equivalents of $55.5 million, loans receivable, net of $53.5 million, securities available-for-sale of $4.9 million, and securities held-to-maturity of $2.0 million, partially offset by decreases in loans HFS of $48.7 million, other assets of $7.8 million, and certificates of deposit (“CDs”) at other financial institutions of $2.0 million. Year over year increases in total assets included increases in loans receivable, net of $208.6 million, loans HFS of $96.7 million, securities available-for-sale of $52.0 million, total cash and cash equivalents of $45.8 million and securities held-to-maturity of $7.5 million, partially offset by decreases in CDs at other financial institutions of $8.6 million, other assets of $2.0 million, and premises and equipment, net of $1.4 million.

FS Bancorp Q4 Earnings
January 28, 2021

(Dollars in thousands)	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$222,719	14.1%	$227,354	15.0%	$210,749	15.6%
Construction and development	216,975	13.8	191,933	12.6	179,654	13.3
Home equity	43,093	2.7	40,459	2.6	38,167	2.8
One-to-four-family (excludes HFS)	311,093	19.8	300,863	19.8	261,539	19.3
Multi-family	131,601	8.4	130,243	8.6	133,931	9.9
Total real estate loans	925,481	58.8	890,852	58.6	824,040	60.9

CONSUMER LOANS
Indirect home improvement	286,020	18.2	276,693	18.2	254,691	18.9
Marine	85,740	5.4	84,650	5.6	67,179	5.0
Other consumer	3,418	0.2	3,465	0.2	4,340	0.3
Total consumer loans	375,178	23.8	364,808	24.0	326,210	24.2

COMMERCIAL BUSINESS LOANS
Commercial and industrial	224,476	14.3	224,276	14.8	140,531	10.4
Warehouse lending	49,092	3.1	39,482	2.6	61,112	4.5
Total commercial business loans	273,568	17.4	263,758	17.4	201,643	14.9
Total loans receivable, gross	1,574,227	100.0%	1,519,418	100.0%	1,351,893	100.0%

Allowance for loan losses	(26,172)		(24,799)		(13,229)
Deferred costs and fees, net	(4,017)		(4,240)		(3,273)
Premiums on purchased loans, net	943		1,124		955
Total loans receivable, net	$1,544,981		$1,491,503		$1,336,346

Loans receivable, net increased $53.5 million to $1.54 billion at December 31, 2020, from $1.49 billion at September 30, 2020, and increased $208.6 million from $1.34 billion at December 31, 2019. The quarter over linked quarter increase in total real estate loans was $34.6 million, including increases in construction and development loans of $25.0 million, one-to-four-family portfolio loans of $10.2 million, home equity loans of $2.6 million, and multi-family loans of $1.4 million, partially offset by a decrease in commercial real estate loans of $4.6 million. Consumer loans increased $10.4 million, primarily due to an increase of $9.3 million in indirect home improvement loans and $1.1 million in marine loans. Commercial business loans increased $9.8 million, primarily due to an increase in commercial and industrial loans of $12.2 million, and warehouse lending of $9.6 million, partially offset by PPP loan forgiveness by the SBA of $12.0 million. No PPP loans were originated during the quarter as the initial PPP application deadline was August 8, 2020. The focused increase in commercial and industrial loans is tied to the Bank’s investment in our business lending platform, including employees to service business lending customers and cash management teams to support business deposits.

FS Bancorp Q4 Earnings
January 28, 2021

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended December 31, 2020 and September 30, 2020, and for the three months ended and years ended December 31, 2020, and 2019 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	December 31, 2020		September 30, 2020		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$230,135	44.3%	$243,974	41.4%	$(13,839)	(5.7)
Refinance	289,074	55.7	345,919	58.6	(56,845)	(16.4)
Total	$519,209	100.0%	$589,893	100.0%	$(70,684)	(12.0)

	For the Three Months Ended		For the Three Months Ended		Year	Year
	December 31, 2020		December 31, 2019		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$230,135	44.3%	$143,623	56.8%	$86,512	60.2
Refinance	289,074	55.7	109,021	43.2	180,053	165.2
Total	$519,209	100.0%	$252,644	100.0%	$266,565	105.5

	For the Year Ended		For the Year Ended		Year	Year
	December 31, 2020		December 31, 2019		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$731,820	39.1%	$554,790	62.2%	$177,030	31.9
Refinance	1,141,277	60.9	336,568	37.8	804,709	239.1
Total	$1,873,097	100.0%	$891,358	100.0%	$981,739	110.1

During the quarter ended December 31, 2020, the Company sold $522.9 million of one-to-four-family loans compared to sales of $479.6 million during the previous quarter, and sales of $233.8 million during the same quarter one year ago. During the year ended December 31, 2020, the Company sold $1.64 billion of one-to-four-family loans compared to sales of $785.4 million during the same period last year. Refinance activity increased 239.1% over the prior year in response to decreases in market interest rates. Purchase activity increased 31.9% year over year as a result of our focus on purchase originations and a favorable interest rate environment for home purchases.

Gross margins on home loan sales increased to 4.25% in 2020 compared to 3.34% in 2019. Gross margins are defined as the margin on loans sold without the impact of deferred fees and costs.

FS Bancorp Q4 Earnings
January 28, 2021

Liabilities and Equity Summary

Changes in deposits for the periods ending are as follows:

(Dollars in thousands)
	December 31, 2020		September 30, 2020
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$348,421	20.8%	$338,781	21.0%	$9,640	2.8
Interest-bearing checking	226,282	13.5	229,576	14.2	(3,294)	(1.4)
Escrow accounts related to mortgages serviced	14,432	0.9	18,062	1.1	(3,630)	(20.1)
Subtotal	589,135	35.2	586,419	36.3	2,716	0.5
Savings	152,842	9.1	144,886	9.0	7,956	5.5
Money market	429,548	25.7	377,585	23.4	51,963	13.8
Subtotal	582,390	34.8	522,471	32.4	59,919	11.5
Certificates of deposit less than $100,000	299,157	17.9	285,650	17.7	13,507	4.7
Certificates of deposit of $100,000 through $250,000	135,901	8.1	150,437	9.3	(14,536)	(9.7)
Certificates of deposit of $250,000 and over	67,488	4.0	68,242	4.3	(754)	(1.1)
Subtotal	502,546	30.0	504,329	31.3	(1,783)	(0.4)
Total	$1,674,071	100.0%	$1,613,219	100.0%	$60,852	3.8

(Dollars in thousands)
	December 31, 2020		December 31, 2019
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$348,421	20.8%	$260,131	18.7%	$88,290	33.9
Interest-bearing checking	226,282	13.5	177,972	12.8	48,310	27.1
Escrow accounts related to mortgages serviced	14,432	0.9	13,471	1.0	961	7.1
Subtotal	589,135	35.2	451,574	32.5	137,561	30.5
Savings	152,842	9.1	118,845	8.5	33,997	28.6
Money market	429,548	25.7	270,489	19.4	159,059	58.8
Subtotal	582,390	34.8	389,334	27.9	193,056	49.6
Certificates of deposit less than $100,000	299,157	17.9	277,988	20.0	21,169	7.6
Certificates of deposit of $100,000 through $250,000	135,901	8.1	181,402	13.0	(45,501)	(25.1)
Certificates of deposit of $250,000 and over	67,488	4.0	92,110	6.6	(24,622)	(26.7)
Subtotal	502,546	30.0	551,500	39.6	(48,954)	(8.9)
Total	$1,674,071	100.0%	$1,392,408	100.0%	$281,663	20.2

As a result of the COVID-19 pandemic and the resulting availability of PPP loan funds and stimulus funds made available in the prior quarters, the tables above reflect quarter over linked quarter and year over year changes in deposits, partially impacted by customers transferring funds from CDs to more liquid interest-bearing accounts, such as money market and interest-bearing checking.

At December 31, 2020, non-retail CDs, which include brokered CDs, online CDs, and public funds CDs, increased $23.3 million to $196.6 million, compared to $173.3 million at September 30, 2020, due to an increase of $20.3 million in brokered CDs and $3.5 million in public funds CDs, partially offset by a decrease of $449,000 in online CDs. The year over year increase in non-retail CDs of $50.4 million from $146.2 million at December 31, 2019, was primarily the result of a $45.0 million increase in brokered CDs tied to longer term interest rate swap transactions, a $3.9 million increase in public funds CDs, and a $1.5 million increase in online CDs. Management remains focused on increasing its lower cost relationship-based deposits to fund long-term asset growth.

At December 31, 2020, borrowings decreased $7.8 million, or 4.5%, to $165.8 million, from $173.6 million at September 30, 2020, and increased $80.9 million, or 95.4% from $84.9 million at December 31, 2019. The decrease in borrowings from the linked quarter is primarily due to the $10.8 million reduction of Paycheck Protection

FS Bancorp Q4 Earnings
January 28, 2021

Program Liquidity Facility (“PPPLF”) borrowings. Under the PPPLF, the Bank pledged PPP loans at face value as collateral to obtain Federal Reserve Bank (“FRB”) non-recourse loans. The increase from the prior year is primarily due to the PPPLF and Federal Home Loan Bank (“FHLB”) borrowings.

Total stockholders’ equity increased $9.5 million, to $230.0 million at December 31, 2020, from $220.6 million at September 30, 2020, and increased $29.8 million, from $200.2 million at December 31, 2019. The increase in stockholders’ equity during the current quarter was primarily due to net income of $11.4 million, partially offset by the common stock repurchases of $1.1 million, and $752,000 of other comprehensive loss, net of tax. The Company repurchased 25,135 shares of its common stock during the quarter ended December 31, 2020, at an average price of $44.78 per share. Book value per common share was $55.33 at December 31, 2020, compared to $52.82 at September 30, 2020, and $45.85 at December 31, 2019.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) at December 31, 2020 with a CBLR of 10.9%, compared to the normally required CBLR of greater than 9.0% and the regulatory approved reduced CBLR of 8.0% due to the COVID-19 pandemic. Beginning in 2021, the CBLR will increase to 8.5% for the calendar year. The Company’s Tier 1 leverage capital ratio was 11.1% at December 31, 2020.

Credit Quality

The ALLL at December 31, 2020, increased to $26.2 million, or 1.66% of gross loans receivable, excluding loans HFS, compared to $24.8 million, or 1.63% of gross loans receivable, excluding loans HFS at September 30, 2020, and $13.2 million, or 0.98% of gross loans receivable, excluding loans HFS, at December 31, 2019. The adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans, was 1.73% at December 31, 2020 (See “Non-GAAP Financial Measures”). Non-performing loans increased to $7.8 million at December 31, 2020, from $7.6 million at September 30, 2020 and increased from $3.0 million at December 31, 2019. The increase in non-performing loans quarter over linked quarter was primarily a result of $1.3 million in additional nonperforming commercial business loans, offset by one commercial real estate loan in the amount of $1.1 million returned to active status , and the year over year increase was associated with borrowers adversely impacted by the COVID-19 pandemic, primarily in the commercial business sector.

Loans classified as substandard decreased $809,000 to $17.6 million at December 31, 2020, compared to $18.5 million at September 30, 2020, and increased $10.9 million from $6.7 million at December 31, 2019. The quarter over linked quarter decrease in substandard loans was attributable to a commercial real estate loan of $1.0 million returning to performing status, partially offset by additional consumer loans. The year over year increase in substandard loans was primarily due to one relationship with mortgage loans totaling $4.5 million, one relationship with mortgage, commercial real estate, and commercial business loans totaling $3.3 million, and two commercial business loans totaling $4.4 million. There was one other real estate owned (“OREO”) property of $90,000 at both December 31, 2020 and September 30, 2020, compared to two OREO properties totaling $168,000 at December 31, 2019.

Included in the carrying value of gross loans are net discounts on loans purchased in the Anchor Bank acquisition in November 2018. The remaining net discount on loans acquired was $1.5 million, $1.8 million, and $2.7 million, on $132.6 million, $159.2 million, and $198.5 million of gross loans at December 31, 2020, September 30, 2020, and December 31, 2019, respectively.

FS Bancorp Q4 Earnings
January 28, 2021

Management has identified loans that have either been directly or indirectly impacted by the COVID-19 pandemic and has downgraded the risk classification of these loans. Commercial loans (non homogeneous loans) downgraded as a result of the COVID-19 pandemic and their respective industries at the dates indicated are as follows:

(Dollars in thousands)
Loan types:	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Construction	$3,480	$4,335	$4,704	$4,565
Education/worship	734	4,796	5,558	5,525
Food and beverage	14,577	14,346	16,199	12,988
Hospitality	43,960	43,903	44,136	15,578
Manufacturing	12,579	18,765	19,777	18,122
Retail	2,554	2,663	11,865	4,058
Transportation	4,407	4,992	4,532	5,111
Other	20,979	23,241	20,040	18,452
Total	$103,270	$117,041	$126,811	$84,399

Management recognizes the potential impact of COVID-19 on all of our customers and will continue to prudently reserve for probable losses, including reserves against our homogenous residential and consumer portfolios.

Operating Results

Net interest income increased $2.5 million, to $19.9 million for the three months ended December 31, 2020, from $17.4 million for the three months ended December 31, 2019. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in loans funded by lower cost deposits. Interest expense decreased $1.8 million, including a $1.9 million decrease in interest expense on deposits, offset in part with a $94,000 increase in interest expense on the subordinated note due to accelerated amortization of debt issuance costs upon repayment. Interest income increased $709,000, including an increase of $729,000 in interest income on loans receivable, including fees, impacted primarily by the recent significant reduction in market interest rates on new loan originations and adjustable rate instruments, including low yielding PPP loans, refinances of higher yielding one-to-four-family portfolio loans, and SBA forgiveness of PPP loans, which prompted the recognition of the remaining net deferred fees of the underlying loans. This increase was partially offset by a $20,000 decrease in interest and dividends on investment securities, and cash and cash equivalents. For the year ended December 31, 2020, net interest income increased $3.8 million, to $74.1 million, from $70.3 million for the year ended December 31, 2019, with a greater decrease in interest expense of $4.6 million partially offset by a smaller decrease in interest income of $788,000.

The net interest margin (“NIM”) decreased 30 basis points to 3.99% for the three months ended December 31, 2020, from 4.29% for the same period in the prior year, and decreased 51 basis points to 4.02% for the year ended December 31, 2020, from 4.53% for the year ended December 31, 2019. The average yield on PPP loans was 2.72%, including the recognition of the net deferred fees, resulting in a negative impact to the NIM of five basis points during the quarter ended December 31, 2020. When including the net interest income impacts of both PPP loans and the PPPLF, NIM was negatively impacted 16 basis points during the quarter ended December 31, 2020. Management has included a NIM analysis in this release excluding the impact of PPP loans and PPPLF borrowings (See “Non-GAAP Financial Measures”). The comparable quarter over quarter decrease in NIM was impacted by lower yielding loans, including reduced interest rates on new fixed-rate real estate loan originations and adjustable-rate commercial loans as well as repricing loans from the March 2020 reductions in the federal funds rate in response to COVID-19. The Company also recognized the remaining unamortized costs on subordinated debt of

FS Bancorp Q4 Earnings
January 28, 2021

$100,000 in the fourth quarter of 2020 based on the prepayment that occurred on January 4, 2021.The year over year decrease in NIM was mostly driven by lower interest rates on new loan originations. The average total cost of funds, including noninterest-bearing checking, decreased 64 basis points to 0.67% for the three months ended December 31, 2020, from 1.31% for the three months ended December 31, 2019. This decrease was predominantly due to the decrease in cost for market rate deposits and decreased borrowing costs as well as a strategic shift away from higher cost certificate of deposit funding. The year over year average cost of funds decreased 48 basis points to 0.86% for the year ended December 31, 2020, from 1.34% for the year ended December 31, 2019, likewise reflecting decreases in market interest rates over last year. The accelerated amortization of subordinated debt cost was $100,000 in 2020 due to the prepayment that occurred on January 4, 2021. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months ended December 31, 2020, the provision for loan losses was $1.6 million, compared to $647,000 for the three months ended December 31, 2019, primarily due to the adverse economic impact of the COVID-19 pandemic and the increase in the loan portfolio due to organic loan growth. During the three months ended December 31, 2020, net charge-offs totaled $229,000 compared to net charge-offs of $183,000 for the same period last year. Net charge-offs totaled $93,000 during the year ended December 31, 2020, compared to net charge-offs of $2.0 million during the year ended December 31, 2019.

Noninterest income increased $9.1 million, to $14.8 million, for the three months ended December 31, 2020, from $5.7 million for the three months ended December 31, 2019. The increase during the period primarily reflects a $9.7 million increase in gain on sale of loans, partially offset by a $616,000 decrease in service charges and fee income primarily due to an increase in mortgage servicing rights amortization of $743,000, resulting from declining interest rates and increased refinancing activity. Noninterest income increased $32.3 million, to $55.4 million, for the year ended December 31, 2020, from $23.0 million for the year ended December 31, 2019. This increase was impacted by a $34.6 million increase in gain on sale of loans and an increase in other noninterest income mostly due to the net gain from a one-time sale of Class B Visa stock shares of $1.5 million, partially offset by a $4.2 million decrease in service charges and fee income, primarily due to an increase in mortgage servicing rights amortization of $4.0 million.

Noninterest expense increased $2.9 million, to $18.6 million for the three months ended December 31, 2020, from $15.7 million for the three months ended December 31, 2019. The increase in noninterest expense reflects a $1.8 million increase in salaries and benefits, primarily attributable to increases in incentives and commissions of $4.8 million driven by increased production of HFS loans and compensation of $923,000, partially offset by increases in recognized deferred costs on direct loan origination activities of $4.2 million. Noninterest expense increased $4.3 million, to $66.6 million for the year ended December 31, 2020, from $62.3 million for the year ended December 31, 2019. The increase during this period was primarily due to a $4.3 million increase in salaries and benefits, primarily attributable to increases in incentives and commissions of $16.0 million, again driven by increased production of HFS loans, and compensation of $2.9 million, partially offset by increases in recognized deferred costs on direct loan origination activities of $16.1 million, as well as no acquisition costs for the year ended December 31, 2020, compared to $1.8 million for the year ended December 31, 2019. Other increases between the periods included $1.9 million in the impairment of servicing rights, and $749,000 in operations expense, partially offset by decreases of $1.2 million in loan costs and $584,000 in data processing.

FS Bancorp Q4 Earnings
January 28, 2021

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 Bank branches, one headquarter office that produces loans and accepts deposits, and nine loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q4 Earnings
January 28, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	December 31,	September 30,	December 31,	Quarter	Over Year
	2020	2020	2019	% Change	% Change
ASSETS
Cash and due from banks	$11,554	$11,348	$13,175	2	(12)
Interest-bearing deposits at other financial institutions	80,022	24,725	32,603	224	145
Total cash and cash equivalents	91,576	36,073	45,778	154	100
Certificates of deposit at other financial institutions	12,278	14,262	20,902	(14)	(41)
Securities available-for-sale, at fair value	178,018	173,101	126,057	3	41
Securities held-to-maturity	7,500	5,500	—	36	NM
Loans held for sale, at fair value	166,448	215,123	69,699	(23)	139
Loans receivable, net	1,544,981	1,491,503	1,336,346	4	16
Accrued interest receivable	7,030	6,809	5,908	3	19
Premises and equipment, net	27,343	27,898	28,770	(2)	(5)
Operating lease right-of-use	4,949	5,251	5,016	(6)	(1)
Federal Home Loan Bank (“FHLB”) stock, at cost	7,439	6,553	8,045	14	(8)
Other real estate owned (“OREO”)	90	90	168	—	(46)
Bank owned life insurance (“BOLI”), net	36,226	36,006	35,356	1	2
Servicing rights, held at the lower of cost or fair value	12,595	11,736	11,560	7	9
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	4,751	4,928	5,457	(4)	(13)
Other assets	9,705	17,481	11,682	(44)	(17)
TOTAL ASSETS	$2,113,241	$2,054,626	$1,713,056	3	23
LIABILITIES
Deposits:
Noninterest-bearing accounts	$362,853	$356,843	$273,602	2	33
Interest-bearing accounts	1,311,218	1,256,376	1,118,806	4	17
Total deposits	1,674,071	1,613,219	1,392,408	4	20
Borrowings	165,809	173,640	84,864	(5)	95
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	—	(100)	(115)	(100)	(100)
Total subordinated note less unamortized debt issuance costs	10,000	9,900	9,885	1	1
Operating lease liability	5,176	5,468	5,214	(5)	(1)
Deferred tax liability, net	58	2,662	1,971	(98)	(97)
Other liabilities	28,120	29,187	18,472	(4)	52
Total liabilities	1,883,234	1,834,076	1,512,814	3	24
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 4,237,956 shares issued and outstanding at December 31, 2020, 4,263,091 at September 30, 2020, and 4,459,041 at December 31, 2019	42	43	44	(2)	(5)
Additional paid-in capital	81,318	81,676	89,268	—	(9)
Retained earnings	146,405	135,921	110,715	8	32
Accumulated other comprehensive income, net of tax	2,533	3,285	788	(23)	221
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(291)	(375)	(573)	(22)	(49)
Total stockholders’ equity	230,007	220,550	200,242	4	15
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,113,241	$2,054,626	$1,713,056	3	23

FS Bancorp Q4 Earnings
January 28, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	December 31,	September 30,	December 31,	Over Qtr	Over Year
	2020	2020	2019	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$21,758	$21,066	$21,029	3	3
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,189	1,162	1,209	2	(2)
Total interest and dividend income	22,947	22,228	22,238	3	3
INTEREST EXPENSE
Deposits	2,310	2,637	4,173	(12)	(45)
Borrowings	503	503	544	—	(8)
Subordinated note	265	170	171	56	55
Total interest expense	3,078	3,310	4,888	(7)	(37)
NET INTEREST INCOME	19,869	18,918	17,350	5	15
PROVISION FOR LOAN LOSSES	1,601	3,100	647	(48)	147
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,268	15,818	16,703	15	9
NONINTEREST INCOME
Service charges and fee income	807	546	1,423	48	(43)
Gain on sale of loans	13,350	16,228	3,692	(18)	262
Loss on disposed fixed assets	—	—	(26)	—	(100)
Gain on sale of investment securities	—	118	—	(100)	—
Earnings on cash surrender value of BOLI	220	219	221	—	—
Other noninterest income	414	435	343	(5)	21
Total noninterest income	14,791	17,546	5,653	(16)	162
NONINTEREST EXPENSE
Salaries and benefits	10,903	10,225	9,059	7	20
Operations	2,686	2,809	2,660	(4)	1
Occupancy	1,244	1,167	1,194	7	4
Data processing	1,230	1,127	1,202	9	2
Gain on sale of OREO	—	—	(13)	—	(100)
OREO expenses	2	—	1	—	100
Loan costs	522	593	956	(12)	(45)
Professional and board fees	847	601	606	41	40
Federal Deposit Insurance Corporation (“FDIC”) insurance	255	290	—	(12)	100
Marketing and advertising	172	109	173	58	(1)
Acquisition costs	—	—	(99)	—	(100)
Amortization of core deposit intangible	177	176	190	1	(7)
Impairment (recovery) on servicing rights	570	82	(186)	595	(406)
Total noninterest expense	18,608	17,179	15,743	8	18
INCOME BEFORE PROVISION FOR INCOME TAXES	14,451	16,185	6,613	(11)	119
PROVISION FOR INCOME TAXES	3,087	3,472	695	(11)	344
NET INCOME	$11,364	$12,713	$5,918	(11)	92
Basic earnings per share	$2.66	$2.99	$1.33	(11)	100
Diluted earnings per share	$2.60	$2.94	$1.30	(12)	100

FS Bancorp Q4 Earnings
January 28, 2021

	Year Ended		Year
	December 31,	December 31,	Over Year
	2020	2019	% Change
INTEREST INCOME
Loans receivable, including fees	$84,128	$84,706	(1)
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	4,709	4,919	(4)
Total interest and dividend income	88,837	89,625	(1)
INTEREST EXPENSE
Deposits	11,980	16,162	(26)
Borrowings	1,961	2,476	(21)
Subordinated note	776	679	14
Total interest expense	14,717	19,317	(24)
NET INTEREST INCOME	74,120	70,308	5
PROVISION FOR LOAN LOSSES	13,036	2,880	353
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	61,084	67,428	(9)
NONINTEREST INCOME
Service charges and fee income	2,373	6,554	(64)
Gain on sale of loans	48,842	14,248	243
Loss on disposed fixed assets	—	(26)	(100)
Gain on sale of investment securities	300	32	838
Earnings on cash surrender value of BOLI	870	872	—
Other noninterest income	2,974	1,355	119
Total noninterest income	55,359	23,035	140
NONINTEREST EXPENSE
Salaries and benefits	38,095	33,816	13
Operations	10,471	9,722	8
Occupancy	4,736	4,640	2
Data processing	4,388	4,972	(12)
Loss (gain) on sale of OREO	2	(138)	(101)
OREO expenses	4	13	(69)
Loan costs	2,066	3,238	(36)
Professional and board fees	2,797	2,426	15
FDIC insurance	829	358	132
Marketing and advertising	530	678	(22)
Acquisition costs	—	1,756	(100)
Amortization of core deposit intangible	706	760	(7)
Impairment of servicing rights	1,969	92	2,040
Total noninterest expense	66,593	62,333	7
INCOME BEFORE PROVISION FOR INCOME TAXES	49,850	28,130	77
PROVISION FOR INCOME TAXES	10,586	5,413	96
NET INCOME	$39,264	$22,717	73
Basic earnings per share	$9.14	$5.13	78
Diluted earnings per share	$8.97	$5.01	79

FS Bancorp Q4 Earnings
January 28, 2021

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	2.18%	2.51%	1.38%
Return on equity (ratio of net income to average equity) (1)	20.48	24.04	11.89
Yield on average interest-earning assets (1)	4.61	4.60	5.50
Average total cost of funds (1)	0.67	0.74	1.31
Interest rate spread information – average during period	3.94	3.86	4.19
Net interest margin (1)	3.99	3.92	4.29
Operating expense to average total assets (1)	3.57	3.39	3.66
Average interest-earning assets to average interest-bearing liabilities	134.55	134.22	131.90
Efficiency ratio (2)	53.69	47.11	68.44

	At or For the Year Ended
	December 31,	December 31,
	2020	2019
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets)	2.02%	1.38%
Return on equity (ratio of net income to average equity)	18.74	11.92
Yield on average interest-earning assets	4.82	5.77
Average total cost of funds	0.86	1.34
Interest rate spread information – average during period	3.96	4.43
Net interest margin	4.02	4.53
Operating expense to average total assets	3.43	3.78
Average interest-earning assets to average interest-bearing liabilities	133.62	131.42
Efficiency ratio (2)	51.43	66.78

	December 31,	September 30,	December 31,
	2020	2020	2019
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.37%	0.37%	0.19%
Non-performing loans to total gross loans (4)	0.49	0.50	0.22
Allowance for loan losses to non-performing loans (4)	337.22	327.94	436.17
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.66	1.63	0.98

CAPITAL RATIOS, BANK ONLY:
Community Bank Leverage Ratio	10.86%	10.67%	11.56%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	11.09%	10.84%	11.30%

FS Bancorp Q4 Earnings
January 28, 2021

	At or For the Three Months Ended
	December 31,		September 30,		December 31,
	2020		2020		2019
PER COMMON SHARE DATA:
Basic earnings per share	$2.66		$2.99		$1.33
Diluted earnings per share	$2.60		$2.94		$1.30
Weighted average basic shares outstanding	4,216,618		4,224,821		4,402,499
Weighted average diluted shares outstanding	4,305,340		4,295,334		4,504,811
Common shares outstanding at end of period	4,156,943	(5)	4,175,598	(6)	4,366,984	(7)
Book value per share using common shares outstanding	$55.33		$52.82		$45.85
Tangible book value per share using common shares outstanding (8)	$53.63		$51.08		$44.08

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 4,237,956 at December 31, 2020, less 55,092 unvested restricted stock shares, and 25,921 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 4,263,091 at September 30, 2020, less 55,092 unvested restricted stock shares, and 32,401 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 4,459,041 at December 31, 2019, less 40,215 unvested restricted stock shares, and 51,842 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,		QTR Over QTR	Year Over Year
Average Balances	2020	2019	2020	2019	$ Change	$ Change
Assets
Loans receivable, net deferred loan fees (1)	$1,694,942	$1,390,135	$1,576,975	$1,361,616	$304,807	$215,359
Securities available-for-sale, at fair value	169,586	111,463	155,804	102,549	58,123	53,255
Securities held-to-maturity	7,250	-	2,441	-	7,250	2,441
Interest-bearing deposits and certificates of deposit at other financial institutions	100,625	92,579	100,783	79,749	8,046	21,034
FHLB stock, at cost	7,602	8,554	8,079	8,500	(952)	(421)
Total interest-earning assets	1,980,005	1,602,731	1,844,082	1,552,414	377,274	291,668
Noninterest-earning assets	91,595	101,966	95,966	97,955	(10,371)	(1,989)
Total assets	$2,071,600	$1,704,697	$1,940,048	$1,650,369	$366,903	$289,679
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,286,725	$1,111,688	$1,222,395	$1,077,960	$175,037	$144,435
Borrowings	174,899	93,549	147,836	93,405	81,350	54,431
Subordinated note	9,919	9,882	9,899	9,874	37	25
Total interest-bearing liabilities	1,471,543	1,215,119	1,380,130	1,181,239	256,424	198,891
Noninterest-bearing accounts	347,798	267,014	323,086	256,928	80,784	66,158
Other noninterest-bearing liabilities	31,552	25,092	27,274	21,626	6,460	5,648
Stockholders’ equity	220,707	197,472	209,558	190,576	23,235	18,982
Total liabilities and stockholders’ equity	$2,071,600	$1,704,697	$1,940,048	$1,650,369	$366,903	$289,679

(1) Includes loans held for sale.

FS Bancorp Q4 Earnings
January 28, 2021

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, adjusted NIM excluding PPP loans and PPPLF activity, and adjusted ALLL excluding PPP loans as non-GAAP financial measures.

Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. The Company believes that presenting NIM excluding the effect of PPP loans and the PPPLF, and the ALLL excluding PPP loans is useful in assessing the impact of these special governmental sponsored programs as both the PPP loan balance and PPPLF borrowings are anticipated to substantially decrease within a short time upon forgiveness by the SBA of the PPP loans.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for those measures in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below:

	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2020	2020	2019
Stockholders' equity	$230,007	$220,550	$200,242
Goodwill and core deposit intangible, net	(7,063)	(7,240)	(7,769)
Tangible common stockholders' equity	$222,944	$213,310	$192,473

Common shares outstanding at end of period	4,156,943	4,175,598	4,366,984

Common stockholders' equity (book value) per share (GAAP)	$55.33	$52.82	$45.85
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$53.63	$51.08	$44.08

FS Bancorp Q4 Earnings
January 28, 2021

Reconciliation of the NIM (non-GAAP) which excludes PPP loans and PPPLF borrowings, as compared to NIM (GAAP), for the periods indicated:

	Three Months Ended	Year Ended
(Dollars in thousands)	December 31, 2020	December 31, 2020
Net interest margin (GAAP)	3.99%	4.02%

Net interest income before provision (GAAP)	$19,869	$74,120
Interest income on PPP loans	(185)	(527)
Accreted fees/costs on PPP loans, net	(300)	(646)
Interest expense on PPPLF borrowings	63	166
Interest income on PPPLF borrowings proceeds (1)	(301)	(828)
Net interest income before provision, excluding interest and accreted fees/costs, net on PPP loans and interest income and expense related to PPPLF borrowings (non-GAAP)	$19,146	$72,285

Average interest-earning assets (GAAP)	1,980,005	1,844,082
Average proceeds from PPPLF borrowings	(71,063)	(51,971)
Average PPP loan balance	(72,185)	(46,965)
Adjusted average interest earning assets (non-GAAP)	$1,836,757	$1,745,146

Days in period	92	366

Days in year	366	366

Net interest margin adjusted for PPP loans and PPPLF (non-GAAP)	4.15%	4.14%

(1) Assumes proceeds from PPPLF borrowings reinvested at the Company's blended yield on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions.

Reconciliation of the ALLL (non-GAAP) which excludes PPP loans, as compared to the ALLL (GAAP) for the periods indicated:

	December 31,	September 30,	June 30,
(Dollars in thousands)	2020	2020	2020
ALLL to gross loans receivable, excluding loans HFS (GAAP)	1.66%	1.63%	1.47%
Total gross loans receivable, excluding loans HFS (GAAP)	$1,574,227	$1,519,418	$1,468,908
PPP Loans	(62,064)	(74,133)	(75,272)
Gross loans receivable, excluding loans HFS and PPP loans (non-GAAP)	$1,512,163	$1,445,285	$1,393,636

ALLL (GAAP)	$(26,172)	$(24,799)	$(21,525)

Adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans (non-GAAP)	1.73%	1.72%	1.54%

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com